Exhibit 99.1



PENNZOIL-QUAKER STATE COMPANY AMENDS AND EXTENDS 10% NOTE OFFERS; CONSENT PAYMENT DEADLINES EXPIRE FOR OTHER DEBT TENDER OFFERS

Houston, TX--Pennzoil-Quaker State Company, a wholly owned subsidiary of Shell Oil Company, announced today that as of 5:00 p.m., New York time, October 16, 2002, holders of more than 90% of the respective principal amounts of Pennzoil's 6.625% Notes due 2005, 6.750% Notes due 2009, and 7.375% Debentures due 2029 have tendered their notes and delivered their consent to the applicable indenture amendments in respect of Pennzoil's offer to purchase and solicitation of consents for such notes. As a result, Pennzoil has received sufficient consents to amend the indentures pursuant to which these notes were issued.

As of 5:00 p.m., New York time, October 16, 2002, less than a majority of noteholders have tendered their notes and delivered their consent to the applicable indenture amendments in respect of Pennzoil's offer to purchase and solicitation of consents for Pennzoil's 10% Senior Notes, Series B, due 2008 (the "10% notes"). Pennzoil announced today that it has amended the conditions precedent to the consummation of the 10% Note Tender Offer. The 10% Note Tender Offer now is conditioned on the valid tender, and delivery of consents to the 10% note indenture amendments, of 90% of the 10% notes outstanding. The 10% Note Alternative Offer is subject to the same condition.

The 10% Note Tender Offer and the 10% Note Alternative Offer have been extended and will expire at 12:00 midnight, New York time, on October 31, 2002 (each an "expiration date"), unless either of such offers is further extended. In addition, the consent payment deadline in respect of such offers also has been extended to 12:00 midnight, New York time, on October 31, 2002, unless further extended, and 10% notes tendered pursuant to such offers may be withdrawn at any time until the expiration date. Accordingly, if the conditions precedent to the consummation of the 10% Note Tender Offer are satisfied upon the expiration thereof, noteholders validly tendering their 10% notes pursuant to either of the 10% Note Tender Offer or the 10% Note Alternative Offer before the applicable expiration date will receive the 10% note total purchase price, which includes the applicable consent fee of $30 per $1,000 of the principal amount of 10% notes validly tendered, for such notes.

The expiration date for the tender offers with respect to Pennzoil's 6.625% Notes due 2005, 6.750% Notes due 2009, and 7.375% Debentures due 2029 will remain unchanged at 12:00 midnight, New York time, on October 30, 2002, unless any of such offers is extended. If noteholders tender their notes pursuant to such applicable tender offer after 5:00 p.m., New York time, October 16, 2002, they will not receive the applicable consent fee, which also is $30 per $1,000 of the principal amount of notes validly tendered. The 10% Note Change of Control Offer also will expire at 12:00 midnight, New York time, on October 30, 2002, unless such offer is extended.


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The purchase price for the notes will be paid promptly following the expiration of the applicable offer, which is currently expected to be paid on or about the second business day after the date on which the applicable offer expires.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The offer is made only by the Offer to Purchase and Consent Solicitation Statement dated October 2, 2002, as amended.

Merrill Lynch & Co. is the exclusive Dealer Manager for the offers and the consent solicitations. Questions concerning the terms of the offers and consent solicitations may be directed to Merrill Lynch at (888) ML4-TNDR (toll-free), or (212) 449-4914. Documents may be obtained by contacting Mellon Investor Services LLC, the information agent, at (888) 585-5314 - bankers and brokers call collect (917) 320-6286.

On March 25, 2002, Shell Oil Company, a wholly owned member of the Royal Dutch/Shell Group of Companies (NYSE-RD), and Pennzoil entered into a merger agreement pursuant to which Shell Oil Company agreed to acquire Pennzoil, with each share of Pennzoil common stock to be converted into the right to receive $22.00 in cash. On October 1, 2002, the merger was consummated. As a result of the merger, Pennzoil is now a wholly owned subsidiary of Shell Oil Company. Neither Shell Oil Company nor any other member of the Royal Dutch/Shell Group of Companies has guaranteed Pennzoil's obligations with respect to the notes as a result of the merger nor has at present any intention to do so.


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